Exhibit 10.3

MINERAL PROPERTY ACQUISITION AGREEMENT

THIS AGREEMENT is made the 3 day of April 2013.

BETWEEN:

SANTO MINING CORPORATION., a Nevada company, whose address is Avenida Sarasota No. 20, Torre Empresarial AIRD, Suite # 1103, Santo Domingo, Dominican Republic (the “Purchaser”);

AND

GEXPLO GOLD SRL., a Limited Liability Corporation organized and existing in accordance with the laws of the Dominican Republic, Mercantile Registry No. 72792SD, RNC 13070344-2, legal address of head office at Suite No. 315, No. 10 on Avenida Tiradentes, Naco, city of Santo Domingo, National District, duly represented by its company manager, Mr. ALAIN FRENCH, English, (citizen of the United Kingdom), of legal age, unmarried, businessman, holder of United Kingdom Passport No. 705244743, residential address in Calle Panorama #1, Santo Domingo,  in the National District (the “Seller”).

WHEREAS:

A.                The Seller is the registered beneficial owner of an undivided one hundred percent (100%) right, title and interest in and to the CHARLES Mineral Exploration Concession Application consisting of 278 Hectares located in Dominican Republic  as described in Schedule "A" attached hereto (the "Property");

B.                 The Seller have agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Seller, 100% right, title and interest in and to the Property and any deposits of minerals on the Property, in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration for good and valuable consideration, the receipt and sufficiency whereof the Seller hereby acknowledge, THE PARTIES HERETO AGREE AS FOLLOWS:

1.         Definitions

1.1       In this Agreement the following expressions shall, where the context so admits, bear the meaning respectively set opposite them:

(a)    "Agreement”  means this Agreement, as the same may be amended, supplemented or modified from time to time by mutual agreement of the parties.

(b)     “Closing Date” means the date on which the Seller receives an initial payment of $10,000 at closing, a second payment of $50,000.00 in 90 days, and 1,500,000 shares of the Purchaser’s common stock, par value $0.00001 (the “Common Stock”) from the Purchaser.

(c)    "Property"  means those certain mineral rights described in Schedule "A", together with all leases, licenses, claims and all other interests derived from any such permits, leases, licenses, claims and other interests necessary for the development of the Properties or for the purpose of placing the Properties into production or of continuing exploration on the Properties.

(d)   "Purchase Price” means the consideration specified in Subsection 3.2 hereof for the purchase of the Property by the Purchaser.

2.         Representations and Warranties of the Purchaser and the Seller

2.1       The Purchaser hereby represents and warrants to the Seller as follows:

(a)        it is a valid corporation duly incorporated under the laws of Nevada and in good standing under the laws of Nevada;

(b)        it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it;

(c)        there is no provision in its memorandum or articles or equivalent constituent documents, and no provision in an existing mortgage, indenture, guarantee, contract or agreement binding on it, and no provision in any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it, which would be contravened by its execution, delivery or performance of this Agreement, and to the best of its knowledge it is not in default under any such mortgage, indenture, guarantee, contract or agreement or in violation of any such statute, rule, regulation, judgment, decree, order, franchise or permit, which default or violation would have material adverse effect on the Purchaser; and

(d)       no proceedings are pending for, and it is unaware of any basis for the institution of, any proceedings relating to the dissolution or winding up of it or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.2       The representations and warranties contained in subsection 2.1 are provided for the exclusive benefit of the Seller, and a breach of any one or more thereof may be waived by the Seller, in whole or in part, at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2.3       The Seller hereby represents and warrants to the Purchaser as follows:

(a)        the Seller is, and at the time of transfer to the Purchaser of the Property will be, the recorded and beneficial owner of a 100% undivided right, title and interest in and to the Property free and clear of all liens, charges, encumbrances, claims, liabilities and adverse interests of any nature or kind, and no taxes or rentals are or will be due in respect of any thereof;

(b)        the Property, as described in Schedule "A", are owned by the Seller free and clear of all liens, charges and encumbrances;

(c)        there is no adverse claim or challenge to the ownership of or title to the Property nor to the knowledge of the Seller after due inquiry is there any basis therefor, and there are no outstanding agreements or options or other rights to acquire or purchase his interest in the Property or any portion thereof, and no person, other than the Seller pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from the Property or otherwise;

(d)       the Seller is the sole recorded and beneficial owner of the Property, and has the full right, title, capacity and authority to own the Property and to enter into this Agreement with the Purchaser and perform its obligations hereunder, and the execution, delivery and performance hereof by Seller will neither constitute a default under or violate any provisions of any mortgage, indenture, guarantee, contract or agreement binding on Seller or any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to Seller nor, if the Seller is a company, any provision of its memorandum, articles, by-laws or other constitutional documents;

(e)        the Seller holds all permits, licenses, consents and authorities issued by any government or governmental authority which are necessary in connection with the ownership and operation of its business and the ownership of the Property

(f)        the mineral claim application and or mineral claim comprising the Property have been properly staked and recorded and are in good standing under all applicable laws of the Dominican Republic and the Purchaser acknowledges that the Property is an application for exploration concession registered with the Dominican Republic Authority (Direccion General Mineria);

(g)        neither the Seller nor, to the best of their knowledge, any predecessor in interest or title of the Seller to the Property has done anything whereby the Property may be encumbered or subject to any liability or adverse interest of any nature or kind;

(h)        each and every mineral claim application and or mineral claim in respect of the Property has been duly made, granted and recorded, and is free of defects and in good standing pursuant to the laws of the jurisdiction in which the Property is situate; and

2.4       The representations and warranties contained in subsection 2.3 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2.5       The representations and warranties of the parties hereinbefore set out are conditions upon which the parties have relied on in entering into this Agreement.  Any defaulting party shall be liable and shall indemnify and save harmless the non-defaulting party from any and all loss (including economic loss), costs, damages, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

3.         Acquisition of the Property

3.1       The Seller, subject to the terms hereof, hereby agrees to sell to the Purchaser and, on the Closing Date, to transfer to the Purchaser, a 100% undivided right, title and interest in and to the Property free from all liens, mortgages, charges, pledges, encumbrances, claims, liabilities, adverse interests or other burdens of any nature or kind (each, a "burden") with all rights now or thereafter attached thereto. If the Purchaser should notify the Seller in writing of any burden or burdens against the Property then the Seller shall, after ascertaining the validity thereof, which shall be prosecuted in good faith, and in any event within a reasonable period of time after notification thereof by the Purchaser, attend to the discharge of such burden or burdens at their own expense, or will indemnify the Purchaser against the same and will provide such security as may reasonably be requested by the Purchaser to secure such indemnity.

The Purchaser agrees to purchase the Property and pay the consideration hereinafter specified.

3.2       The Seller shall receive the following as payment for the sale of the Property (the “Purchase Price”):

(a)    1,500,000 shares of the Purchaser’s Common Stock, to be issued to the Seller or assigns on the Closing Date;

      (b)   A non-refundable cash payment of $10,000.00, to be paid to the Seller on the Closing Date; and

      (c)    a payment of $50,000.00, to be made on or before ninety (90) days following the Closing Date.

3.3       Seller recognizes that the acquisition by the Purchaser of the Property is subject to the approval of regulatory authorities in the Dominican Republic and, accordingly, the Seller agrees to do and complies with all such other acts and things as are reasonably required by the regulatory authorities to transfer the Property and shall hold the Property for the benefit of Purchaser until such transfer occurs.  Where a variation in the terms of this Agreement is reasonably required by the regulatory authorities, such change will be deemed to be accepted by the parties hereto and form part of the terms of this Agreement, provided that such change does not materially effect the share structure, funding amount or scheduling as set out in this Agreement.

4.         Registration and Transfer of Property

4.1       Seller shall execute such transfer documents (hereinafter referred to as the "Property Transfer Documents") as the Purchaser or its counsel may reasonably deem necessary to assign, transfer and assure to the Purchaser, good, safe and marketable holding and title to 100% undivided right, title and interest in and to the Property, to be held in escrow and delivered to the Purchaser on the Closing Date.

4.2       The Purchaser shall be entitled to record all Property Transfer Documents contemplated hereby at its own cost with the appropriate government office to effect legal transfer of the Property into the name of the Purchaser, provided that the Purchaser shall hold the Property subject to the terms of this Agreement until payment of the Purchase Price, it being understood that the transfer of legal title to the Property to the Purchaser prior to the payment of the entire Purchase Price is for administrative convenience only.

5.         Obligations of the Purchaser under this Agreement

5.1       Upon thirty six (36) months following the Initial Exploration Funding, the Purchaser shall be required to expend $520,000 in geological and mining exploration expense on the Property and provide audited proof of such exploration to the Seller;

5.2       Purchaser shall pay all property transfer fees and costs associated with the transfer of the Property, and agrees to diligently continue the property permitting and licensing process following the Closing Date.  Purchaser shall maintain the Property in full force and compliance and agrees to deliver to the Purchaser of any official notices within twenty-four (24) hours of receipt.  Any failure to comply with this Section 5.2 shall be remedied and cured by Seller at the appropriate Dominical Republic regulatory agencies, and any associated costs to the Seller shall be reimbursed by the Purchaser;

5.3       Seller shall be entitled to receive Five Percent (5%) of any Net Smelter Return (“NSR”) on the Property, payable within 10 days of receipt by the Purchaser from a smelter.

5.4       During the term described above in paragraph 5.1 of this Agreement the Purchaser agrees to share all exploration data and surveys with the Seller and its respective successors and assigns.

6.         Obligations of the Seller during the Currency of this Agreement

6.1       From the date of this Agreement until the transfer of the Property, the Seller shall:

 (a)       maintain the Property in good standing by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep the Property free and clear of all liens and other charges arising from the Purchaser's activities thereon, except those at the time being contested in good faith by the Purchaser;

(b)        permit the Purchaser, their employees, agents and designated consultants, at their own risk, access to the Property at all reasonable times and the Seller agrees to indemnify the Purchaser against and save it harmless from all costs, claims, liabilities, expenses and damages of any nature or kind that the Seller may incur or suffer as a result of any injury (including injury causing death) to any employee, agent or designated consultant of the Purchaser while on the Properties;

(c)        do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinance of any governmental authority; and

(d)       indemnify and save the Purchaser  harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Seller’s  activities on the Property; provided that the Seller shall incur no obligations hereunder in respect of any such costs, claims, liabilities and expenses arising or damages suffered after the termination of this Agreement if upon the termination of this Agreement any workings on or improvements to the Property made by the Purchaser are left in a safe condition.

7.         Notice of Default

7.1       Any failure of the Purchaser to comply with the terms of this agreement including, but not limited to, those obligations under Section 3.2, 5.1, 5.3, 5.4 shall constitute a default under this Agreement (“Default”).

7.2       In the event of default, the Seller shall provide the Purchaser with written notice of such default and the Purchaser shall have ten (10) business days from the delivery of such written notice from the Seller within which to cure any Default.

7.3       If the Purchaser fails to cure the Default within ten (10) business days written notice, the Purchaser shall waive all of its rights to the Property, all prior cash payments, all transfer of shares, which shall be considered as liquid damages under this Agreement, and shall be required to return all right, title, and interest in the Property to the Seller or its successor and assigns.

8.         Termination of This Agreement

8.1       If the Closing Date does not occur within 15 days of the date of this Agreement, this Agreement may be terminated by either party by giving written notice of such to the other party.

8.2       The Purchaser shall have the right, within a period of 180 days following the termination of this Agreement, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Purchaser, and any such Property not removed within such 180-day period shall thereafter become the Property of the Seller.

9.         Force Majeure

9.1       If the Purchaser is at any time either during the Acquisition Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labor shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Purchaser, then the time limited for the performance by the Purchaser of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, provided, however, that nothing herein shall discharge the Purchaser from its obligations hereunder to maintain the Property in good standing.

9.2       The Purchaser shall give prompt notice to the Seller of each event of force majeure and upon cessation of such event shall furnish the Seller with notice to that effect together with particulars of the number of days by which the obligations of the Purchaser hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

9.3       After the Commencement of Commercial Production, the Purchaser shall work, mine and operate the Property during such time or times as the Purchaser in its sole judgment considers such operations to be profitable. The Purchaser may suspend or curtail operations, both before and after Commencement of Commercial Production, during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Purchaser's sole judgment, has accumulated or would otherwise accumulate.

10.       Confidential Information

10.1     No information furnished by either party hereunder in respect of the activities carried out on the Property by either party, or related to the sale of substances derived from the Property, shall be published or otherwise disclosed or disseminated by either party without the prior written consent of either party, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporate laws.

10.2     The consent required by paragraph 10.1 will not apply to a disclosure:

(a)        to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)        to any third party to whom the disclosing party contemplates a transfer of all or any part of its interest in this Agreement;

(c)        to a governmental agency or to the public which such party believes in good faith is required by pertinent laws or regulation or the rules of any applicable stock exchange;

(d)       to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such party or its shareholders or affiliates to meet, in part, its obligations under this Agreement; or

(e)        in a prospectus or other offering document pursuant to which such party proposes to raise financing to meet, in part, its obligations under this Agreement.

11.       Notice

11.1     Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified above or given by facsimile (with electronic confirmed receipt).  The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, the first business day after the date of transmission if given by facsimile (with electronic confirmed receipt) or, if given by registered mail as aforesaid, shall be deemed conclusively to be the fifth day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

11.2     Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

12.       General

12.1     This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

12.2     The parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever.  No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

12.3     No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

12.4     The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

12.5     The Purchaser may assign right, title and interest in and to the Property to a third party, only upon written consent of the Seller.

12.6     The Seller may assign its rights and obligations under this Agreement without prior consent of the Purchaser.

12.7     This Agreement is subject to the approval of the appropriate regulatory authorities and the parties agree to such reasonable amendments as may be required by those regulatory authorities.

12.8     The Purchaser agrees to indemnify and hold harmless the Seller from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, claims arising from any environmental liabilities).

12.9     This Agreement shall be governed by, and construed in accordance with, the laws in force in the Dominican Republic.

12.10   This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Seller has hereunto set his hand, and the corporate seal of the Purchaser has hereunto been affixed in the presence of its duly authorized officers in that behalf, as of the day and year first above written.

SIGNED AND DELIVERED BY
SANTO MINING CORPORATION.

Per:   /s/ ALAIN FRENCH

         Authorized Signatory

SIGNED AND DELIVERED BY
GEXPLO GOLD SRL.

Per:   /s/ ALAIN FRENCH

         Authorized Signatory

Schedule "A"

THE PROPERTY

LOS LADRILLOS (ARROYO LIMON) 5973-III (39)

Arroyo La Guama
Loma de la Petaca
Loma del Gajo Pelon
Arroyo Monte Bonito
SUBIDO RANCHO ANTONIO
Gajo de la Cabirma
Subida de la Cañada
Arroyo La Cienaguita
o del Gengibre
56
57
58
59
60
61
62
63
17
16
15
14
13
12
11
10
09
08

2108000N

256000E

"CHARLES"

CONCESION DE EXPLORACION METALIC

PROVINCIA: SAN JUAN

SOLICITANTE: GEXPLO SRL

SUPERFICIE; 278 HA

ESCALE: 1;50,000

FECHA: 27 JUNIO 2012

An application to the Dominican State for an application for An exploration concession for base and precious metallic minerals called “Charles”, located the San Juan Province,, municipality of Sabaneta (DM), in the section Rio Arriba del Norte, village of Piedra Blanca, located in the topographic page Los Ladrillos (Arroyo Limon) 5973-III (39) in accordance with the mining law No. 146 and its regulations.  The base metals are principally copper, lead and zinc and the precious metallic minerals are gold and silver.

The total area of the application is 278 mining hectares. The point of beginning (PP) is located a distance of 51.30 metros on a magnetic bearing of S78o-00’W from the Reference point. This PP is marked on the ground with a concrete post marked with the initials “PP” with a partially buried 2” PVC post filled with concrete.  The “PP” is located at the UTM N2113080 y E260500 coordinates (Datum NAD27).

The Reference Point (PR) is marked on the ground in a similar manner tan the “PP” and can be located on the south side of the path from La Hilguera. The PR is located at UTM N2113090 y  E260550 coordinates (Datum NAD27).

The reference Point can be localized by three (3) visuals with stakes marked with the initials V1, V2, y V3 in the following manner:

Line	Magnetic bearing	direct positive angle	distance (meters)
PR – PP=A	S78[o]-00’W	00[o]-00’-00”	53.10
PR – V1	N62[o]-00’W	40[o]-00’-00”	23.30
PR – V2	N08[o]-00’W	94[o]-00’-00”	10.90
PR – V3	N45 [o]-00’E	147 [o]-00’-00”	22.20

Boundary Description:

The boundaries of the Charles concession follow the cardinal direction of the Transverse Mercator described in the following table:

FROM	TO	CARDINAL DIRECTION	DISTANCE (METERS)
PP = A	B	North	1420
B	C	East	800
C	D	South	500
D	E	West	100
E	F	South	1000
F	G	West	100
G	H	South	800
H	I	East	100
I	J	South	400
J	K	East	300
K	L	South	500
L	M	East	400
M	N	South	300
N	0	West	1400
0	PP = A	North	2080